CONFIRMING STATEMENT

	This Statement confirms that the undersigned, Terry Sylvester Charron, has authorized and designated Katherine M. Cain to execute and file on the undersigned's behalf all Forms 3, 4, and 5 (including any amendments thereto) that the undersigned may be required to file with the U.S.
Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of Mellon Optima L/S Strategy
Fund, LLC (the "Fund") or as a result of the undersigned's position with the Fund's investment adviser. The authority of Katherine M. Cain under this Statement shall continue until the undersigned is no longer required to File Forms 3, 4, and 5 with regard to her ownership of or transactions in securities of the Fund, or with regard to her position with the Fund's investment adviser, unless earlier revoked in writing. The undersigned acknowledges that Katherine M. Cain is not assuming any of the undersigned's responsibilities to comply with Section
16 of the Securities Exchange Act of 1934.

Date: October 1, 2012	        s/  Terry Sylvester Charron

	                          Terry Sylvester Charron